KeySpan Announces Special Charge and Revises 2001 Earnings Estimates

Brooklyn, New York, July 17, 2001 -- KeySpan Corporation (NYSE: KSE) announced today that it is taking a special charge in its Energy Services business. The Company is also reducing its earnings estimates for the remainder of 2001, as a result of lower gas commodity prices and lower New York City electricity prices. The Company will report on the details of its major business segments in its second quarter earnings report on July 26, 2001.

The Company is taking a $30-million-after-tax, or 22-cents-per-share, special charge to earnings in the second quarter, as a result of the operations of the Roy Kay companies (plumbing, mechanical and electrical contracting subsidiaries acquired by KeySpan in February 2000). The special charge reflects the unanticipated costs to complete work on certain construction projects, as well as the impact of inaccuracies on the books of these companies, relating to their overall financial and operational performance.

As a result of these findings, KeySpan has terminated the employment of the former owners of the Roy Kay companies and installed new management in their place. The parties are engaged in litigation relating to the termination of the former owners, as well as other matters relating to the acquisition of the Roy Kay companies. KeySpan intends to pursue all available legal remedies to recover the damages it has incurred as a result of the activity of the former owners.

KeySpan Chairman and CEO Robert B. Catell said: "The performance of the Roy Kay companies under their former management was not commensurate with the high standards demanded by KeySpan. We have taken appropriate steps to address these issues and have every confidence that the actions we are undertaking will mean better service for KeySpan customers and enhanced value for our shareholders. While the Roy Kay situation is disappointing, we are confident that our other acquisitions are performing within expectations. Accordingly, our strategy for building our Energy Services business remains intact."

The Company expects to report earnings of approximately $0.16 per share for the second quarter, excluding the special Energy Services charge of $0.22 per share. For 2001, excluding the special charge, the Company has reduced its earnings expectations from approximately $2.70 per share to a range of $2.50 to $2.60 per share, and expects to be towards the middle of this range.


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The reduced earnings expectations, excluding the special charge, primarily result from lower gas prices projected by the Company's gas exploration and production operations, as well as the lower New York City electricity prices. The impact of the decreased gas and electric prices on the Company's operations has been mitigated through a variety of financial instruments. Its exploration and production subsidiary, The Houston Exploration Company (NYSE:THX), has hedged 70% of its gas production in 2001, and KeySpan has sold forward up to 50% of its peak electric summer generating capacity.

"Our core operations and the implementation of our growth strategy continue to produce strong earnings for our shareholders, but due to lower gas commodity prices and reduced electricity prices resulting from cooler weather, we feel it is prudent to lower our earnings estimates at this time. We are confident that our hedging strategy and the forward sales of electricity will mitigate any further reduction to earnings and we will continue to deliver strong earnings growth," added Mr. Catell.

The Company will hold a Conference Call today at 11:30am to discuss these matters with the financial community.

A member of the S & P 500, KeySpan Corporation (NYSE: KSE) is the largest distributor of natural gas in the Northeast, with 2.5 million gas customers and more than 13,000 employees. KeySpan is also the largest investor-owned electric generator in New York State and operates Long Island's electric system under contract with the Long Island Power Authority for its 1.1 million customers. With headquarters in Brooklyn, Boston, and Long Island, KeySpan manages a portfolio of service companies. They include: KeySpan Energy Delivery, the group of regulated natural gas utilities; KeySpan Home Energy Services, a full-service energy company for residential and small commercial customers; and KeySpan Business Solutions, a full-service energy company for business customers. KeySpan also has strategic investments in natural-gas exploration and production, pipeline transportation, distribution, and storage, as well as fiber-optic cable and Canadian gas processing. For more information about the company, visit KeySpan's Web site at: http://www.keyspanenergy.com.

Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and involve a number of risks and uncertainties. Actual results may differ materially from those discussed in such statements. Among the factors that could cause actual results to differ materially are: general economic trends; fluctuations in gas and electric prices; available sources and costs of fuel; State and Federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the company to successfully reduce its cost structure; the ability of the company to successfully integrate acquired operations; the degree to which the company develops non-regulated business ventures; the effect of inflationary trends and increases in interest rates; and risks detailed from time to time in reports and other documents filed by the company with the Securities and Exchange Commission.

Conference Call: Investors are invited to participate in the KeySpan Corporation Conference Call on Tuesday, July 17, 2001, at 11:30 a.m. (EST):

                    Dial Number: 888-552-7850
                    Replay Number: 800-642-1687
                    Access Code: 1387122
                    AudioCast: http://www.investor.keyspanenergy.com